Exhibit 99.2

COMMUNITY NATIONAL BANK

5123 Bellaire Boulevard

Bellaire, Texas 77401

This Proxy is Solicited on Behalf of the Board of Directors for use

at the Special Meeting of Shareholders on [—], 2012

The undersigned shareholder of Community National Bank (the “Bank”) hereby constitutes and appoints Scott G. Kochran and James B. Earthman III and each of them, attorneys, agents and proxies with full power of substitution, to vote as proxy the number of shares of common stock, par value $1.25 per share, of the Bank which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of the Bank to be held at 5123 Bellaire Boulevard, Bellaire, Texas 77401 at [—][—].m., local time, on [—], 2012, and any adjournment thereof (the “Special Meeting”), with respect to the proposals described in the Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, both dated [—], 2012, timely receipt of which are hereby acknowledged.

This Proxy may be revoked at any time before it is exercised.

1.	Proposal to approve the Agreement and Plan of Reorganization, dated as of June 27, 2012, by and among Prosperity Bancshares, Inc. (“Prosperity”), Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity, and the Bank (the “Agreement”) pursuant to which the Bank will merge with and into Prosperity Bank, all on and subject to the terms and conditions contained therein. Adoption of the Agreement will also constitute approval of the merger and the other transactions contemplated by the Agreement.

For ☐ Against ☐ Abstain ☐

2.	Proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Bank’s named executive officers in connection with the merger.

For ☐ Against ☐ Abstain ☐

3.	In their discretion, upon any other matter that may properly come before the Special Meeting or any postponement or adjournment thereof.

For ☐ Against ☐ Abstain ☐

Shares of Bank stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the Agreement and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements. If any other matter is properly presented at the Special Meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

The board of directors of the Bank unanimously recommends a vote “FOR” the proposal to approve the Agreement and “FOR” the non-binding proposal regarding certain merger-related executive compensation arrangements. Such vote is hereby solicited on behalf of the board of directors.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

Please sign, date and return this Proxy promptly using the enclosed envelope.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of stock of the Bank. When shares are held by joint tenants, both should sign. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

Dated                     , 2012

(Signature of Shareholder)

(Print Name of Shareholder)

(Signature of Shareholder)

(Print Name of Shareholder)